PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated January 25, 2006)     Registration Statement No. 333-131266


                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             GLOBAL UNITS, SERIES F

                               -----------------

We, Morgan Stanley, may offer from time to time global medium-term notes, either alone or as part of a unit. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o  The notes will mature more than       o  The notes will be either senior or
   nine months from the date of issue.      subordinated.

o  The notes will bear interest at       o  The applicable pricing supplement
   either a fixed rate or a floating        will specify whether the notes will
   rate that varies during the              be denominated in U.S. dollars or
   lifetime of the relevant notes,          some other currency.
   which, in either case, may be zero.
   Floating rates will be based on       o  The notes will be held in global
   rates specified in the applicable        form by The Depository Trust
   pricing supplement.                      Company, unless the pricing
                                            supplement provides otherwise.
o  The notes will pay interest, if
   any, on the dates stated in the
   applicable pricing supplement.

The pricing supplement may also specify that the notes will have additional terms, including the following:

o  The notes may be optionally or        o  Payments on the notes may be linked
   mandatorily exchangeable for             to currency prices, commodity
   securities of an entity that is          prices, securities of entities
   affiliated or not affiliated with        affiliated or not affiliated with
   us, for a basket or index of those       us, baskets of those securities or
   securities or for the cash value of      indices, or any combination of the
   those securities.                        above.

                                         o  The notes may be either callable by
                                            us or puttable by you.

Units may include any combination of notes, warrants or purchase contracts. Each warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities, any other property, (2) currencies or (3) commodities or (4) any combination of the above. The specific terms of any units we offer will be included in the applicable pricing supplement.

                              -------------------
      Investing in the notes or units involves risks. See "Foreign Currency
                       Risks" beginning on page 7 of the
                            accompanying prospectus.
                              -------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., our wholly-owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                                -----------------

                                 MORGAN STANLEY

January 25, 2006

                                TABLE OF CONTENTS


                                      Page                                         Page
                                      ----                                         ----

Prospectus Supplement                        Prospectus
Summary................................S-3   Summary.................................3
Description of Notes...................S-5   Foreign Currency Risks..................7
Description of Units..................S-13   Where You Can Find More Information.....9
Series F Notes and Series F Units            Consolidated Ratios of Earnings to Fixed
  Offered on a Global Basis           S-15     Charges and Earnings to Fixed Charges
United States Federal Taxation........S-15     and Preferred Stock Dividends.........11
Plan of Distribution..................S-28   Morgan Stanley..........................12
Legal Matters.........................S-30   Use of Proceeds.........................13
                                             Description of Debt Securities..........13
                                             Description of Units....................39
                                             Description of Warrants.................45
                                             Description of Purchase Contracts.......47
                                             Description of Capital Stock............49
                                             Forms of Securities.....................59
                                             Securities Offered on a Global Basis
                                               Through the Depositary................63
                                             United States Federal Taxation..........67
                                             Plan of Distribution....................71
                                             Legal Matters...........................73
                                             Experts.................................73
                                             ERISA Matters for Pension Plans and
                                               Insurance Companies...................74

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

                                     SUMMARY

    The following summary describes the notes and units we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

    We, Morgan Stanley, may offer from time to time the medium-term notes and units described in this prospectus supplement. We will sell the notes and the units primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes and units offered under this prospectus supplement as our "Series F medium-term notes" and our "Series F units." We refer to the offering of the Series F medium-term notes and the Series F units as our "Series F program."

General terms of the notes....  o   The notes will mature more than nine months
                                    from the date of issuance and will pay
                                    interest, if any, on the dates specified in the applicable pricing supplement.

                                o The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

                                o The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

                                o   The notes will be either senior or
                                    subordinated.

                                o The notes may be either callable by us or puttable by you.

                                o The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

                                o Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices, or any combination of the above.

                                o We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

                                o The notes may be issued either alone or as a part of a unit with any combination of other securities.

                                o   We may from time to time, without your
                                    consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

                                o The notes will be held in global form by The Depository Trust Company, unless we specify otherwise in the applicable pricing supplement.

                                o   The notes will not be listed on any
                                    securities exchange, unless we specify
                                    otherwise in the applicable pricing
                                    supplement.

General terms of units........  o   Units may include any combination of notes,
                                    warrants or purchase contracts.

                                o   Warrants will entitle or require you to
                                    purchase from us or sell to us:

                                    o   securities issued by us or by an entity
                                        affiliated or not affiliated with us, a
                                        basket of those securities, an index or
                                        indices of those securities, any other
                                        property;

                                    o   currencies;

                                    o   commodities; or

                                    o   any combination of the above.

                                    The pricing supplement will explain how we or, if specified, you may satisfy any obligations under the warrants through the delivery of the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value of the underlying securities or commodities.

                                o Purchase contracts included in units will require you to purchase or sell:

                                    o   securities issued by us or by an entity
                                        affiliated or not affiliated with us, a
                                        basket of those securities, an index or
                                        indices of those securities, any other
                                        property;

                                    o   currencies;

                                    o   commodities; or

                                    o   any combination of the above.

                                    A purchase contract issued as part of a unit may be either prepaid or paid at settlement. The applicable pricing supplement will explain the methods by which you may purchase or sell the specified securities, currencies or commodities at the settlement of the purchase contract and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.

                                o   The applicable pricing supplement will
                                    indicate whether and under what
                                    circumstances securities included in a unit may be separated from the other securities comprised by that unit.

Forms of securities...........  The securities that we offer under our Series F program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in "Forms of Securities--The Depositary" in the accompanying prospectus, under which heading you may also find information on The Depository Trust Company's book-entry system.

How to reach us...............  You may contact us at our principal executive offices at 1585 Broadway, New York, New York
                                10036 (telephone number (212) 761-4000).

                              DESCRIPTION OF NOTES

    Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Units" in the prospectus and in this prospectus supplement.

    The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

    o   Capital Units ("Description of Capital Stock--Outstanding Capital
        Stock")

    o   Senior Debt Indenture ("Description of Debt Securities--Indentures")

    o senior indebtedness ("Description of Debt Securities--Subordination Provisions")

    o   Subordinated Debt Indenture ("Description of Debt
        Securities--Indentures")

General Terms of Notes

    We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series F medium-term notes issued under each indenture, together with our Series G and Series H global medium-term notes, referred to below under "Plan of Distribution," will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series F medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

    Outstanding Indebtedness of Morgan Stanley. Neither indenture limits the amount of additional indebtedness that we may incur. At August 31, 2005, we had approximately $20 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture. In addition, at August 31, 2005 we had approximately $70 billion aggregate principal amount of debt securities outstanding under an amended and restated senior indenture, dated May 1, 1999, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan
Bank), as trustee, and approximately $4 billion aggregate principal amount of debt securities outstanding under an amended and restated subordinated indenture, dated May 1, 1999, between us and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A., successor to The First National Bank of Chicago), as trustee. For the purposes of this paragraph, these amounts include (i) for any debt security sold with original issue discount, the issue price of that debt security plus all discount accreted as of August 31, 2005, and (ii) for any debt security denominated in a foreign currency, the U.S. dollar equivalent on August 31, 2005 of the issue price of that debt security.

    Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank on a parity with all of our other subordinated indebtedness and, together with all of our other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See "Description of Debt Securities--Subordination Provisions" in the prospectus. At August 31, 2005, we had outstanding approximately $131 billion of senior indebtedness (including approximately $12 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries), approximately $4 billion of subordinated indebtedness that will rank on a parity with notes issued under the Subordinated Debt Indenture, approximately $3 billion of junior subordinated indebtedness and approximately $66 million of Capital Units. Subsequent to August 31, 2005 and through November 30, 2005, additional senior notes in an aggregate principal amount of approximately $12.8 billion were issued and repayments of $2.2 billion were made.

    Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series F medium-term notes to the extent applicable:

    o   the specific designation of the notes;

    o   the issue price (price to public);

    o   the aggregate principal amount;

    o   the denominations or minimum denominations;

    o   the original issue date;

    o   whether the notes are senior or subordinated;

    o the stated maturity date and any terms related to any extension of the maturity date;

    o whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

    o for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

    o for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

    o   whether interest will be payable in cash or payable in kind;

    o   if the note is an amortizing note, the amortization schedule;

    o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

    o whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices, or any combination of the above;

    o the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

    o   whether the notes are renewable notes;

    o if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

    o   whether the notes will be listed on any stock exchange;

    o   whether the notes will be issued in book-entry or certificated form;

    o if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

    o   any other terms on which we will issue the notes.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

    A "business day" means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

    "Clearstream, Luxembourg" means Clearstream Banking, societe anonyme.

    "Depositary" means The Depository Trust Company, New York, New York.

     "Euroclear operator" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

    An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

    The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

    "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     References in this prospectus supplement to "U.S. dollar," or "U.S.$" or "$" are to the currency of the United States of America.

Forms of Notes

    We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes. We may issue the notes either alone or as part of a unit. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

    Book-Entry Notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Securities--Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

    Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of the Depositary's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary's procedures for global notes representing book-entry notes is set forth under "Forms of Securities--The Depositary" in the accompanying prospectus. The Depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.

    Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

    Denominations. We will issue the notes:

    o for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

    o for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under "--Interest and Principal Payments--Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

    New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Redemption and Repurchase of the Notes

    Optional Redemption by Morgan Stanley. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity or will indicate the terms of our option to redeem the notes.

    Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

    We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under "Description of Debt Securities" in the accompanying prospectus. The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Notes Denominated in a Foreign Currency

    Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner's interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

    o The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

    o The participant must notify the Depositary of the beneficial owner's election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

    o The Depositary will notify the paying agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

    Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

    Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

    o for payments of interest, on or prior to the fifth business day after the applicable record date; or

    o for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

    o at least five business days prior to the applicable record date, for payment of interest; or

    o at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

    o by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

    o by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

    Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. Our affiliate Morgan Stanley & Co. International Limited, in its capacity as exchange rate agent, or a different exchange rate agent identified in the applicable pricing supplement will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

    o of the specified currency for U.S. dollars for settlement on the payment date;

    o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

    o   at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

    Unavailability of Foreign Currency. We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under "Description of Debt Securities--Interest and Principal Payments--Unavailability of Foreign Currency" in the prospectus.

Discount Notes

    Some notes may be considered to be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield. We refer to these notes as "discount notes." See the discussion under "United States Federal Taxation--Tax Consequences to U.S. Holders--Notes--Discount Notes" below. In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

    o   the aggregate principal amount of the note multiplied by the sum of

        o its issue price, expressed as a percentage of the aggregate principal amount, plus

        o the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

    For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the "initial period") is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See the discussion under "United States Federal Taxation" in the accompanying prospectus and "United States Federal Taxation--Tax Consequences to U.S. Holders--Notes--Discount Notes" below. See the applicable pricing supplement for any special considerations applicable to these notes.

Renewable Notes

    We may also issue variable rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be book-entry floating rate notes. The general terms of the renewable notes are described below.

    Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the "initial maturity date." On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder's note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

    Holder's Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

    If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

    Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

    An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

    Redemption of Notes at Company's Option. We have the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, we will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

    Remarketing of Notes. We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes

    We may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

    o   the securities of an entity affiliated or not affiliated with us;

    o   a basket of those securities;

    o   an index or indices of those securities; or

    o   any combination of, or the cash value of, any of the above.

    The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

    Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

    Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

    Payments upon Exchange. The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

    Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, the Depositary's nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary's nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

    Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

    o an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

    o a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

    We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices of those securities, or any combination of the above. These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

    We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked notes." The pricing supplement will specify the following:

    o information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

    o the currency in which the face amount of the currency-linked note is denominated, which we refer to as the "denominated currency";

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    o   the currency in which principal on the currency-linked note will be paid, which we refer to as the "payment currency";

    o the interest rate per annum and the dates on which we will make interest payments;

    o specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

    o   additional tax considerations, if any.

    The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.


                              DESCRIPTION OF UNITS

    Investors should carefully read the general terms and provisions of our units in "Description of Units" in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in "Description of Units" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Debt Securities" in the prospectus and in "Description of Notes" in this prospectus supplement. If a warrant is offered as part of a unit, investors should also review the information in "Description of Warrants" in the prospectus. If a purchase contract is offered as part of a unit, investors should also review the information in "Description of Purchase Contracts" in the prospectus.

    The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

    o   purchase contract ("Description of Purchase Contracts")

    o   purchase contract property ("Description of Purchase Contracts")

    o   Unit Agreement ("Description of Units")

    o   warrant ("Description of Warrants--Offered Warrants")

    o warrant agent ("Description of Warrants--Significant Provisions of the Warrant Agreements")

    o   warrant property ("Description of Warrants--Offered Warrants")

Further Information on Units

    Terms Specified in Pricing Supplement. We may issue from time to time units that may include one or more notes, warrants or purchase contracts.

    The applicable pricing supplement will describe:

    o the designation and the terms of the units and of the notes, warrants or purchase contracts or any combination of notes, warrants or purchase contracts, included in those units, including whether and under what circumstances those notes, warrants or purchase contracts may be separately traded;

    o   any additional terms of the Unit Agreement; and

    o any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes, warrants and purchase contracts constituting those units.

    Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

    Warrants will entitle or require you to purchase from us or sell to us:

    o securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

    o   currencies;

    o   commodities; or

    o   any combination of the above.

    Purchase contracts included in units will require you to purchase or sell:

    o securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

    o   currencies;

    o   commodities; or

    o   any combination of the above.

    Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, the holder may:

    o present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

    o   register the transfer of the units; and

    o exchange the units, except that book-entry units will be exchangeable only in the manner and to the extent set forth under "Forms of Securities--Global Securities" in the prospectus.

    On the date of this prospectus supplement, the agent for the payment, transfer and exchange of units is JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as unit agent, acting through its corporate trust office at 4 New York Plaza, New York, New York 10004. The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

    Although we anticipate making payments of principal, premium, if any, and interest, if any, on most units in U.S. dollars, some units may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on units that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Units

    Book-Entry System. For each issuance of units in book-entry form, we will issue a single registered global unit representing the entire issue of units. Each registered global unit representing book-entry units, and each global security included in that unit, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. You may not exchange certificated units for book-entry units or interests in book-entry units. In addition, except as described in the prospectus under "Forms of Securities--Global Securities," you may not exchange book-entry units or interests in book-entry units for certificated units.

    Special Requirements for Exercise of Rights for Global Units. If a book-entry unit represented by a registered global unit:

    o includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property,

    o includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

    o otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the Depositary's nominee will be the only entity that can exercise those rights.

    In order to ensure that the Depositary's nominee will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

    A further description of the Depositary's procedures for registered global securities representing book-entry securities, including registered global units and the other registered global securities included in the registered global units, is set forth in the prospectus under "Forms of Securities--The Depositary." The Depositary has confirmed to us, the unit agent, the collateral agent, the paying agent, the warrant agent and each trustee that it intends to follow those procedures.


           SERIES F NOTES AND SERIES F UNITS OFFERED ON A GLOBAL BASIS

    If we offer any of the securities under our Series F Program on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in the accompanying prospectus under "Securities Offered on a Global Basis Through the Depositary--Book-Entry, Delivery and Form" and "--Global Clearance and Settlement Procedures" will apply to every offering on a global basis. The additional provisions in the prospectus described under "Securities Offered on a Global Basis Through the Depositary--Tax Redemption" and "--Payment of Additional Amounts" will apply to securities offered on a global basis only if we so specify in the applicable pricing supplement.


                         UNITED STATES FEDERAL TAXATION

    In the opinion of Davis Polk & Wardwell, our counsel, the following are the material U.S. federal tax consequences of ownership and disposition of the notes and of the units. This discussion applies only to notes and units that meet all of the following conditions:

    o they are purchased by initial holders who purchase notes or units at the "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes or units is sold; and

    o they are held as capital assets within the meaning of Section 1221 of the Code

    This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

    o   certain financial institutions;

    o   insurance companies;

    o   dealers in securities or foreign currencies;

    o persons holding notes or units as part of a hedge or any similar transaction;

    o U.S. Holders (as defined below) whose functional currency is not the U.S.dollar;

    o partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

    o   regulated investment companies;

    o   real estate investment trusts; or

    o   persons subject to the alternative minimum tax.

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    This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes or units are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific securities offered thereunder.

Tax Consequences to U.S. Holders

     As used herein, the term "U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a note or unit that is:

    o   a citizen or resident of the United States;

    o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

    o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    The term U.S. Holder also includes certain former citizens and residents of the United States.

Notes

    Payments of Stated Interest. Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes.

    Special rules governing the treatment of interest paid with respect to discount notes, short-term notes, floating rate notes, optionally exchangeable notes, foreign currency notes, mandatorily exchangeable notes and notes linked to commodity prices, single securities, baskets of securities or indices are described under "--Discount Notes," "--Short-Term Notes," "--Floating Rate Notes," "--Optionally Exchangeable Notes," "--Foreign Currency Notes," "--Mandatorily Exchangeable Notes" and "--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" below.

    Discount Notes

    General. A note that is issued at an issue price less than its "stated redemption price at maturity" will be considered to have been issued at an original issue discount for U.S. federal income tax purposes (and will be referred to in this discussion as a "discount note") unless the note satisfies a de minimis threshold (as described below) or is a short-term note (as defined below). In such case, the amount of original issue discount will be equal to the excess of the "stated redemption price at maturity" over the issue price. The "stated redemption price at maturity" of a note will equal the sum of all payments required under the note other than payments of "qualified stated interest. " "Qualified stated interest" is stated interest unconditionally payable as a series of payments (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest. See "Floating Rate Notes" below with regard to qualified stated interest in the case of floating rate notes.

    If the difference between a note's "stated redemption price at maturity" and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the "stated redemption price at maturity" multiplied by the number of complete years to maturity, then the note will not be considered to have original issue discount.

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    A U.S. Holder of discount notes will be required to include any qualified stated interest payments in income in accordance with the holder's method of accounting for U.S. federal income tax purposes. U.S. Holders of discount notes that mature more than one year from their date of issuance will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Under this method, U.S. Holders of discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, original issue discount, de minimis original issue discount, and unstated interest, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a "constant yield election"). Such election may be revoked only with the permission of the Internal Revenue Service (the "IRS").

    Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar are described under "--Foreign Currency Notes" below.

    Discount Notes Subject to Early Redemption. Discount notes subject to one or more "call options" (i.e., our unconditional option to redeem a note prior to its stated maturity date) or one or more "put options" (i.e., a holder's unconditional option to require redemption prior to maturity) may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note. Under applicable Treasury regulations, a call option will be presumed to be exercised if the exercise of the option will lower the yield on the note. Conversely, a put option will be presumed to be exercised if the exercise of the option will increase the yield on the note. In either case, if an option is not in fact exercised, the note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the note's adjusted issue price on that date.

    Short-Term Notes

    A note that matures (after taking into account the last possible date that the note could be outstanding under the terms of the note) one year or less from its date of issuance (a "short-term note") will be treated as being issued at a discount and none of the interest paid on the note will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term note is not required to accrue the discount for U.S. federal income tax purposes currently in income unless it elects to do so. Holders who so elect and certain other holders, including those who report income on the accrual method of accounting for U.S. federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or retirement of the short-term note will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, those holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term notes, in an amount not exceeding the accrued discount, until the accrued discount is included in income.

    Floating Rate Notes

    General. Floating rate notes are subject to special rules whereby a floating rate note will qualify as a "variable rate debt instrument" if:

    o the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

    o it provides for stated interest, paid or compounded at least annually, at current values of:

        o   one or more qualified floating rates,

        o   a single fixed rate and one or more qualified floating rates,

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


        o   a single objective rate, or

        o a single fixed rate and a single objective rate that is a qualified inverse floating rate,

        each as defined in the applicable Treasury regulations; and

    o certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

    In general, a "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. For example, the commercial paper rate, the LIBOR rate and the CMT rate will be treated as qualified floating rates. In general, an "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

    Unless otherwise provided in the applicable pricing supplement, it is expected, and the discussion below assumes, that a floating rate note will qualify as a "variable rate debt instrument." If a floating rate note does not qualify as a "variable rate debt instrument," then the floating rate note will be treated as a contingent payment debt instrument. For a description of the treatment of contingent payment debt instruments, see the discussion under "--Optionally Exchangeable Notes" below.

    Floating Rate Notes that Provide for a Single Variable Rate. All stated interest on a floating rate note will constitute qualified stated interest and will be taxable accordingly (as described under "--Discount Notes--General" above) if:

    o the floating rate note provides for stated interest at a single variable rate throughout the term thereof; and

    o the stated interest on the floating rate note is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually.

    Thus, such a floating rate note will generally not be treated as issued with original issue discount unless the floating rate note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is in excess of a specified de minimis amount, as defined above under "--Discount Notes--General." For this purpose, and for purposes of the discussion below under "--Floating Rate Notes that Provide for Multiple Rates," if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.

    If a floating rate note that provides for stated interest at a single variable rate is issued with original issue discount, as discussed above, in excess of a specified de minimis amount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a floating rate note is determined under the rules applicable to fixed rate debt instruments, discussed under "--Discount Notes" above, by assuming that the variable rate is a fixed rate equal to:

    o in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

    o in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

    The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

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    Floating Rate Notes that Provide for Multiple Rates. In general, a floating rate note that provides for (i) multiple floating rates or (ii) one or more floating rates in addition to one or more fixed rates will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. A floating rate note must be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the replaced qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

    Amortizable Bond Premium. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the holder will be considered to have purchased the note with amortizable bond premium equal to such excess. Special rules may apply in the case of notes that are subject to optional redemption. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder's income with respect to the note in that accrual period. A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium previously amortized. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

    If a holder makes a constant yield election (as described under "--Discount Notes" above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

    Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under "--Payments of Stated Interest" above. A U.S. Holder's adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note and reduced by any principal payments received by the holder and, in the case of a discount note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

    Except as described below or as otherwise provided in the applicable pricing supplement, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder's taxable income. See "--Short-Term Notes" above. In addition, other exceptions to this general rule apply in the case of optionally exchangeable notes, certain foreign currency notes and notes linked to commodity prices, single securities, baskets of securities or indices. See the discussions under "--Optionally Exchangeable Notes," "--Foreign Currency Notes" and "--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" below.

    Foreign Currency Notes

    General. The following discussion describes certain special rules applicable to a U.S. Holder of notes that are denominated in a specified currency other than the U.S. dollar or the payments of interest or principal on which are payable in one or more currencies or currency units other than the U.S. dollar, which we refer to as "foreign currency notes." However, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of currency-linked notes and nonfunctional currency contingent payment debt instruments are not discussed in this prospectus supplement and will be discussed in the applicable pricing supplement.

    The rules applicable to notes that are denominated in a currency or currency unit other than the U.S. dollar could require some or all of the gain or loss on the sale, exchange or other disposition of a foreign currency note to be recharacterized as ordinary income or loss. The rules applicable to foreign currency notes are complex and their application may depend on the holder's particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder's particular federal income tax situation. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

    Payments of Interest on Foreign Currency Notes. A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder's tax basis in the foreign currency. A cash method holder who receives a payment of qualified stated interest in U.S. dollars will be required to include the amount of this payment in income upon receipt. To the extent that a cash method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.

    In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. In addition to the interest income accrued as described above, the U.S. Holder will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). A U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

    Original Issue Discount and Amortizable Bond Premium on Foreign Currency Notes. Original issue discount and amortizable bond premium (each as defined above) on a foreign currency note are to be determined in the relevant foreign currency.

    If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Foreign currency gain or loss (as defined below) is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below). Any foreign currency gain or loss (as defined below) will be ordinary income or loss as described below.

    Tax Basis in Foreign Currency Notes. A U.S. Holder's tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

    Sale, Exchange or Retirement of Foreign Currency Notes. Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates (referred to as "foreign currency gain or loss") will be ordinary income or loss which will not be treated as interest income or expense. Foreign currency gain or loss attributable to fluctuations in exchange rates generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder's purchase price (excluding any bond premium previously accrued) in the foreign currency of the note, determined on the date the payment is received in exchange for the note or the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder's purchase price (excluding any bond premium previously accrued) in the foreign currency of the note, determined on the date the U.S. Holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above. The foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note. The source of the foreign currency gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the note is properly reflected. Any gain or loss realized by these holders in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in the holder's income). If a U.S. Holder recognizes a loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation, as discussed under "--Disclosure Requirements" below.

    A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement. A cash method taxpayer who buys or sells a foreign currency note is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

    Optionally Exchangeable Notes

    General. Unless otherwise noted in the applicable pricing supplement, optionally exchangeable notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, the optionally exchangeable notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the "contingent debt regulations") as providing for contingent payments.

    Pursuant to the contingent debt regulations, a U.S. Holder of an optionally exchangeable note will be required to accrue interest income on the optionally exchangeable note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. As such, a U.S. Holder generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year, if any.

    The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the optionally exchangeable note that equals:

    o the product of (a) the adjusted issue price (as defined below) of the optionally exchangeable note as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the optionally exchangeable note, adjusted for the length of the accrual period;

    o   divided by the number of days in the accrual period; and

    o multiplied by the number of days during the accrual period that the U.S. Holder held the optionally exchangeable note.

    The "adjusted issue price" of an optionally exchangeable note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the optionally exchangeable note.

    The term "comparable yield" as used in the contingent debt regulations means the greater of (i) annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the optionally exchangeable notes, and (ii) the applicable federal rate.

    The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the "projected payment schedule") on the optionally exchangeable notes. This schedule must produce a yield to maturity that equals the comparable yield to maturity.

    The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder's interest accruals and adjustments thereto in respect of the optionally exchangeable notes for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the optionally exchangeable notes.

    Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of an optionally exchangeable note receives actual payments with respect to such optionally exchangeable note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

    If a U.S. Holder receives in a taxable year actual payments with respect to the optionally exchangeable note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment:

    o will first reduce the U.S. Holder's interest income on the optionally exchangeable note for that taxable year;

    o to the extent of any excess, will give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the optionally exchangeable note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

    o to the extent of any excess after the application of the previous two bullet points, will be carried forward as a negative adjustment to offset future interest income with respect to the optionally exchangeable note or to reduce the amount realized on a sale, exchange or retirement of the optionally exchangeable note.

A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

    Generally the sale, exchange or retirement of an optionally exchangeable note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a optionally exchangeable note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received (the "amount realized"), and (b) the U.S. Holder's adjusted tax basis in the optionally exchangeable note. As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the optionally exchangeable notes.

    For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected payment amount of any contingent payment due at maturity. As previously discussed under "--Optionally Exchangeable Notes--Adjustments to Interest Accruals on the Notes," to the extent that actual payments with respect to the notes during the year of the scheduled retirement are greater or lesser than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

    A U.S. Holder's adjusted tax basis in an optionally exchangeable note generally will be equal to the U.S. Holder's original purchase price for the optionally exchangeable note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the optionally exchangeable notes (without regard to the actual amount paid).

    Gain recognized by a U.S. Holder upon a sale, exchange or retirement of an optionally exchangeable note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the optionally exchangeable note, and thereafter capital loss (which will be long-term if the optionally exchangeable note has been held for more than one year). The deductibility of capital losses is subject to limitations. If a U.S. Holder recognizes a loss upon a sale or other disposition of an optionally exchangeable note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation, as discussed under "--Disclosure Requirements" below.

    Special rules will apply if one or more contingent payments on an optionally exchangeable note become fixed. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations. If one or more contingent payments on an optionally exchangeable note become fixed more than six months prior to the date the payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, using the comparable yield as the discount rate, and the projected amounts of the contingent payments relevant as provided in the projected payment schedule. If all remaining scheduled contingent payments on an optionally exchangeable note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the optionally exchangeable note. A U.S. Holder's tax basis in the optionally exchangeable note and the character of any gain or loss on the sale of the optionally exchangeable note would also be affected. U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

    Mandatorily Exchangeable Notes. Under current U.S. federal income tax law, the U.S. federal income tax treatment of a mandatorily exchangeable note is unclear and will depend on the terms of the mandatorily exchangeable note. Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their own tax advisors.

    Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices. The U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of a note that has principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices will vary depending upon the exact terms of the note and related factors. Unless otherwise noted in the applicable pricing supplement, such notes will be subject to the same U.S. federal income tax treatment as optionally exchangeable notes.

Units

    Under current U.S. federal income tax law, the U.S. federal income tax treatment of a unit is unclear and will depend on the terms of the unit. Prospective purchasers of units are urged to review the applicable pricing supplement and consult with their own tax advisors.

Backup Withholding and Information Reporting

    Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the notes and the units and the proceeds from a sale or other disposition of the notes and the units, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements

    Applicable U.S. Treasury regulations require taxpayers that participate in certain "reportable transactions" to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a "reportable transaction" based on any of several criteria. Whether an investment in a note or a unit constitutes a "reportable transaction" for any holder depends on the holder's particular circumstances. Holders should consult their own tax advisors concerning any possible disclosure obligation that they may have with respect to their investment in the notes or the units and should be aware that we (or other participants in the transaction) may determine that the investor list maintenance requirement applies to the transaction and comply accordingly with this requirement.

Tax Consequences to Non-U.S. Holders

    As used herein, the term "Non-U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a note or unit issued under this prospectus supplement that is:

    o   an individual who is classified as a nonresident alien;

    o   a foreign corporation; or

    o   a foreign estate or trust.

    "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or unit.

Notes

    In General. Except as otherwise provided in the applicable pricing supplement and subject to the discussions below, a Non-U.S. Holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or premium, if any, or interest (including original issue discount, if any) on a note, or proceeds from or gain on the sale or disposition of a note, provided that:

    o the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

    o the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

    o the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

    o the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

    Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of that note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

    Optionally Exchangeable Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income tax, including withholding tax, with regard to an optionally exchangeable note if:

    o the optionally exchangeable note is treated as our indebtedness for U.S. federal income tax purposes;

    o the optionally exchangeable note is exchangeable only into securities that are actively traded, into a basket of securities that are actively traded or an index or indices of securities that are actively traded; and

    o the requirements for exemption from tax listed above under "--Notes--In General" are met.

    Except as otherwise provided in the applicable pricing supplement, with regard to the above requirements, optionally exchangeable notes for which the principal amount payable in cash equals or exceeds the issue price will be treated as our indebtedness for U.S. federal income tax purposes. Except as otherwise provided in the applicable pricing supplement, no opinion is expressed in this prospectus supplement as to the impact of the "United States real property holding corporation" rules, which could affect the taxation of Non-U.S. Holders. Persons considering the purchase of optionally exchangeable notes should refer to the discussion relating to U.S. federal taxation in the applicable pricing supplement for disclosure, if any is deemed necessary, concerning the applicability of these rules. For information regarding the U.S. federal income tax consequences of ownership and disposition of the property received in exchange for an optionally exchangeable note, please refer to the publicly available documents described in the applicable pricing supplement.

    Mandatorily Exchangeable Notes. Under current U.S. federal income tax law, it is unclear how a mandatorily exchangeable note will be treated. Accordingly, nothing in this prospectus supplement should be construed to describe how mandatorily exchangeable notes are treated with regard to Non-U.S. Holders. Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their own tax advisors.

    Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices. The U.S. federal income tax consequences to a Non-U.S. Holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of these securities or indices may vary depending upon the exact terms of the notes and related factors. Except as otherwise provided in the applicable pricing supplement, a Non-U.S. Holder will generally not be subject to U.S. federal income tax, including withholding tax, with regard to a note linked to commodity prices, single securities, baskets of securities or indices if:

    o the note is treated as our indebtedness for U.S. federal income tax purposes;

    o the note is linked only to commodities or securities that are actively traded, to a basket of securities that are actively traded or to an index or indices of securities that are actively traded; and

    o the requirements for exemption from tax listed above under "--Notes--In General" are met.

     Except as otherwise provided in the applicable pricing supplement, with regard to the above requirements, notes linked to commodity prices, single securities, baskets of securities or indices for which the principal amount payable in cash equals or exceeds the issue price will be treated as our indebtedness for U.S. federal income tax purposes. Except as otherwise provided in the applicable pricing supplement, no opinion is expressed in this prospectus supplement as to the impact of the "United States real property holding corporation" rules, which could affect the taxation of Non-U.S. Holders. Persons considering the purchase of notes linked to commodity prices, single securities, baskets of securities or indices should refer to the discussion relating to U.S. federal taxation in the applicable pricing supplement for disclosure, if any is deemed necessary, concerning the applicability of these rules.

Units

    Under current U.S. federal income tax law, the U.S federal income tax treatment of a unit is unclear and will depend on the terms of the unit. Prospective purchasers of units are urged to review the applicable pricing supplement and consult with their own tax advisors.

U.S. Federal Estate Tax

    Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note that is treated as a debt obligation for U.S. federal estate tax purposes will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty).

    In addition, optionally exchangeable notes that are not treated as debt obligations and notes linked to commodity prices, single securities, baskets of securities or indices that are not treated as debt obligations may constitute U.S. situs property subject to U.S. federal estate tax. The U.S. federal estate tax treatment of mandatorily exchangeable notes and of units is also unclear.

    Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal estate tax consequences of an investment in the notes or the units in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

    Information returns will generally be filed with the IRS in connection with payments on a note. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale

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or other disposition of a note and the Non-U.S. Holder may be subject to U.S.
backup withholding on payments on notes or on the proceeds from a sale or other disposition of notes. The certification procedures required to claim the exemption from withholding tax on interest (including original issue discount, if any) described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                      S-27


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                              PLAN OF DISTRIBUTION

    We are offering the Series F medium-term notes and Series F units on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., which we refer to individually as an "agent" and together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

    We may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

    Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

    We estimate that we will spend approximately $5,070,500 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering of the Series F medium-term notes, the Series F units and the other securities currently registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we may register on our shelf registration statement in the future.

    Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange, but have been advised by the agents that they intend to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities or if separable, any other securities included in any units.

    Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. are our wholly-owned subsidiaries. The agents will conduct each offering of these securities in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these securities, each agent may offer and sell those securities or, if separable, any other securities included in any units in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these securities or any other securities included in units and may discontinue any market-making activities at any time without notice.

    Underwriter, agents and dealers participating in offerings of the notes that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

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    Neither of the agents nor any dealer utilized in the initial offering of these securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

    In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the agents will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The agents may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The agents must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The agents are not required to engage in these activities, and may end any of these activities at any time.

    Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement. Those debt securities may include medium-term notes and units under our Series G and Series H prospectus supplement. We refer to those notes as "Euro medium-term notes" and those units as "Euro units." The Euro medium-term notes and Euro units may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Euro medium-term notes and Euro units may be offered concurrently with the offering of these securities, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International Limited, as agent for us. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

Series F Notes and Series F Units Offered on a Global Basis

    If the applicable pricing supplement indicates that any of our Series F medium-term notes or Series F units will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

    Each of the agents has represented and agreed, and any other agent through which we may offer any Series F medium-term notes or Series F units on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the agent's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

    With respect to sales in any jurisdictions outside of the United States of such securities offered on a global basis, purchasers of any such securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

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                                  LEGAL MATTERS

    The validity of the notes, the units and any securities included in the units will be passed upon for Morgan Stanley by Davis Polk & Wardwell or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley. Sidley Austin LLP will pass upon some legal matters relating to the notes, units and any securities included in the units for the agents. Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.

                                      S-30